                                                                     EXHIBIT 3.1

                        THE COMPANIES LAW (2004 REVISION)
                              OF THE CAYMAN ISLANDS
                            COMPANY LIMITED BY SHARES

               SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES

                                       OF

                                   ASSOCIATION

                                       OF

                                   ----------

                                AGRIA CORPORATION

                                   ----------

               (Adopted by Special Resolution dated June 22, 2007)

                        THE COMPANIES LAW (2004 REVISION)
                              OF THE CAYMAN ISLANDS
                            COMPANY LIMITED BY SHARES

              SECOND AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
                                       OF
                                AGRIA CORPORATION

                (Adopted by Special Resolution on June 22, 2007)

1    The name of the Company is AGRIA CORPORATION.

2 The registered office of the Company shall be at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

3 The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2004 Revision) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4 The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.

5 The share capital of the Company is US$50,000 divided into 49,990,000 Ordinary Shares of a par value of US$0.001 each and 10,000 Preferred Shares of a par value of US$0.001 each.

6 The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7 Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Amended and Restated Articles of Association of the Company, as amended from time to time.

                        THE COMPANIES LAW (2004 REVISION)
                              OF THE CAYMAN ISLANDS
                            COMPANY LIMITED BY SHARES

               SECOND AMENDED AND RESTATED ARTICLES OF ASSOCIATION
                                       OF
                                AGRIA CORPORATION
                (Adopted by Special Resolution on June 22, 2007)

                                 INTERPRETATION

1 In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"ADDITIONAL SHARES"              means all Ordinary Shares or other shares
                                 issued by the Company after the Closing Date
                                 other than the issuance of (i) Ordinary Shares
                                 issued or issuable at any time upon conversion
                                 of Preferred Shares; (ii) securities or options
                                 to acquire securities to officers, directors,
                                 and employees of, and consultants to, the
                                 Company, pursuant to share purchase or share
                                 option plans or arrangements or other incentive
                                 share arrangements as approved by the Board of
                                 Directors, including the 2007 Stock Option
                                 Plan; (iii) Ordinary Shares as a dividend or
                                 distribution with respect to the Preferred
                                 Shares; (iv) Ordinary Shares issued pursuant to
                                 a Qualified Public Offering; (v) equity
                                 securities issued in an acquisition in
                                 accordance with Article 27.1.10; (vi) the
                                 issuance of any equity or equity-linked
                                 securities (or any instruments convertible into
                                 or exchangeable for any such securities) not to
                                 exceed in the aggregate 20% of the Ordinary
                                 Shares outstanding (on an as-converted basis)
                                 immediately following the Closing and (vii) as
                                 described in Article 22.3 ("Adjustments for
                                 Dividends, Splits, Subdivisions, Combinations,
                                 or Consolidation of Ordinary Shares").

"AFFILIATE"                      means, with respect to any person, any person
                                 that, alone or together with any other person,
                                 directly or indirectly through one or more
                                 intermediaries, controls or is controlled by,
                                 or is under common control with, such person.
                                 For purposes of this definition, "control"
                                 means, when used with respect to any person,
                                 the possession, directly or indirectly, of the
                                 power to direct or cause the direction of the
                                 management and policies of such person,


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
                                 whether through the ownership of voting
                                 securities, by contract, or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"ARTICLES"                       means these articles of association of the
                                 Company as originally registered or as from
                                 time to time amended by Special Resolution.

"AUDITOR"                        means the person for the time being performing
                                 the duties of auditor of the Company (if any).

"BOARD OF DIRECTORS"             means the board of directors of the Company.

"CLOSING"                        means the date on which the Investors pay for
                                 certain Preferred Shares and Ordinary Shares
                                 and became Members of the Company pursuant to
                                 the Share Purchase Agreement.

"COMPANY"                        means the above named company.

"DIRECTORS"                      means the directors for the time being of the
                                 Company.

"DIVIDEND"                       includes an interim dividend.

"ELECTRONIC RECORD"              has the same meaning as in the Electronic
                                 Transactions Law (2003 Revision).

"ELIGIBLE ORDINARY               means the entities or individuals that hold
SHAREHOLDERS"                    Ordinary Shares both immediately prior to the
                                 Closing and as of the date of any distribution
                                 of Pre-Closing Retained Earnings.

"ENCUMBRANCE"                    means any claim, charge, easement, encumbrance,
                                 lease, covenant, security, deed of trust, lien,
                                 pledge, rights of others, security interest or
                                 restriction (whether on voting, sale, transfer,
                                 disposition, or otherwise), whether imposed by
                                 contract, agreement, understanding, law, equity
                                 or otherwise

"INVESTORS"                      means, collectively, TPG Growth AC Ltd. and TPG
                                 Biotech II, Ltd.

"LIQUIDATION EVENT"              (i) any liquidation, dissolution, or winding up
                                 of the Company, whether voluntary or not, (ii)
                                 a sale, transfer or lease of all or
                                 substantially all of the assets of the Company
                                 (or any series of related transactions
                                 resulting in such sale, transfer or lease of
                                 all or substantially all of the assets of the
                                 Company), (iii) a consolidation, corporate
                                 reorganization, merger, amalgamation, scheme of
                                 arrangement, tender offer or share purchase of
                                 the Company (except for a merger exclusively to
                                 reincorporate the Company in another
                                 jurisdiction), unless the shareholders of the
                                 Company immediately prior to any such
                                 transaction are holders of

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
                                 a majority of the voting power of the surviving corporation or acquiring corporation immediately thereafter, and (iv) the transfer
                                 (whether by merger, consolidation,
                                 amalgamation, scheme of arrangement or
                                 otherwise) in one transaction or a series of related transactions to a person or group of affiliated persons (other than an underwriter of the Company's securities) of the Company's securities if after such transfer such person or group of affiliated persons would hold a majority of the Company's outstanding voting stock.

"MEMBER"                         has the same meaning as in the Statute.

"MEMORANDUM"                     means the memorandum of association of the
                                 Company.

"ORDINARY RESOLUTION"            means a resolution passed by a simple majority
                                 of the Members as, being entitled to do so,
                                 vote in person or, where proxies are allowed,
                                 by proxy at a general meeting, and includes a
                                 unanimous written resolution. In computing the
                                 majority when a poll is demanded regard shall
                                 be had to the number of votes to which each
                                 Member is entitled by the Articles.

"ORDINARY SHARE"                 means each ordinary share of the Company, par
                                 value of US$0.001 per share.

"PER NEW SHARE PURCHASE PRICE"   means the price per Series A Preferred Share
                                 paid by the Investors and is equal to
                                 US$41,667.

"PER OLD SHARE PURCHASE PRICE"   means the price the Investors paid to Brothers
                                 Capital for each Ordinary Share.

"PRE-CLOSING RETAINED            means the retained earnings of the Company as
EARNINGS"                        of the last day of the calendar month preceding
                                 the Closing, as determined by an interim review
                                 by the Company's independent accountants.

"PREFERRED SHARE"                means each Series A Preferred Share of the
                                 Company, par value of US$0.001 per share.

"QUALIFYING IPO"                 means a firm commitment underwritten public
                                 offering pursuant to an effective registration
                                 statement on Form F-1 under the United States
                                 Securities Act of 1933, as amended, or a
                                 similar public offering of Ordinary Shares in a
                                 jurisdiction and on a recognized securities
                                 exchange outside of the United States,
                                 provided, that such public offering in terms of
                                 price, offering proceeds and regulatory
                                 approval is in the Board of Directors' opinion,
                                 reasonably equivalent to the aforementioned
                                 public offering in the United States covering
                                 the offer and sale of Ordinary Shares for the
                                 account of the Company to the public, and such
                                 public offering (whether in the United States
                                 or in a jurisdiction outside the

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
                                 United States) would result in aggregate proceeds to the Company in excess of US$75 million (before deduction for underwriters commissions and expenses) at a minimum pre-money valuation (calculated on an issued and outstanding share basis) of: (i) US$320 million, if the closing of such offering occurs on or prior to January 1, 2008 or (ii) US$350 million, if the closing of such offering occurs after January 1, 2008.

"REGISTER OF MEMBERS"            means the register maintained in accordance
                                 with the Statute and includes (except where
                                 otherwise stated) any duplicate Register of
                                 Members.

"REGISTERED OFFICE"              means the registered office for the time being
                                 of the Company.

"SEAL" means the common seal of the Company and includes every duplicate seal.

"SHARE" and "SHARES"             means a share or shares in the Company and
                                 includes a fraction of a share.

"SHAREHOLDERS AGREEMENT"         means the shareholders agreement to be entered
                                 into among Brothers Capital, the Investors and
                                 the Company, which provides certain rights and
                                 obligations of the Company and the other
                                 parties thereto.

"SHARE PURCHASE AGREEMENT"       means the share purchase agreement to be
                                 entered into among Brothers Capital, the
                                 Investors, China Victory International Holdings
                                 Limited, Aero Biotech Science & Technology Co.,
                                 Ltd., Primalights III Agriculture Development
                                 Co., Ltd. and the Company, pursuant to which
                                 the Company will issue Preferred Shares and
                                 Brothers Capital will sell Ordinary Shares to
                                 the Investors.

"SPECIAL RESOLUTION"             has the same meaning as in the Statute, and
                                 includes a unanimous written resolution.

"STATUTE"                        means the Companies Law (2004 Revision) of the
                                 Cayman Islands.

"SUBSIDIARY"                     means, with respect to any given entity, any
                                 company, partnership or other entity (a) where
                                 more than 50% of the shares or other interests
                                 entitled to vote in the election of directors
                                 thereof are held, directly or indirectly, by
                                 the given entity, (b) in respect of which more
                                 than a 50% interest in the profits or capital
                                 thereof are owned or controlled directly or
                                 indirectly by the given entity or through one
                                 or more Subsidiaries of the given entity, (c)
                                 in respect of which the power to direct the
                                 management and policies thereof, whether
                                 directly or indirectly, through the ownership
                                 of voting

                                 securities, by contract or otherwise, is held by the given entity, or (d) whose assets, or any portion thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with generally accepted accounting principles in the United
                                 States.

2    In the Articles:

2.1 words importing the singular number include the plural number and vice versa;

2.2  words importing the masculine gender include the feminine gender;

2.3  words importing persons include corporations;

2.4 "written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.5 references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.6 any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.7 headings are inserted for reference only and shall be ignored in construing these Articles; and

2.8 in these Articles Section 8 of the Electronic Transactions Law (2003 Revision) shall not apply.

                            COMMENCEMENT OF BUSINESS

3 The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

4 The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

                                 ISSUE OF SHARES

5 Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

6    The Company shall not issue Shares to bearer.

                               REGISTER OF MEMBERS

7 The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

                CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

8 For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days. If the Register of Members shall be closed for the purpose of determining Members entitled to notice of, or to vote at, a meeting of Members the Register of Members shall be closed for at least ten days immediately preceding the meeting.

9 In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or in order to make a determination of Members for any other purpose.

10 If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

                             CERTIFICATES FOR SHARES

11 A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

12 The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

13 If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

                               TRANSFER OF SHARES

14 Subject to Article 16, Shares are transferable, and the Directors may decline to register any transfer of Shares, including any transfer that is not made in accordance with Article 16. If the Directors refuse to register a transfer they shall notify the transferee within two weeks of such refusal.

15 The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

16   Restrictions on Transfers.

16.1 General restrictions.

     16.1.1 During the period commencing from the Closing and ending on the closing of the Qualifying IPO (the "Restricted Period"), Brothers Capital shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of (whether with or without consideration, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise) any Shares now owned or hereafter acquired by it to any person (whether such Shares or any such securities are then owned by such person or are thereafter acquired), or (ii) enter into any swap, derivative or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or such other securities, in cash or otherwise (each such action described in clause (i) or (ii) above, a "Transfer"), other than (i) a Transfer made pursuant to Articles
          16.2 or 16.3, (ii) a Transfer to any individual that is a member of such Member's (or, if such Member is not a natural person, the ultimate beneficial owner of such Member) immediate family (i.e., spouses, parents and children), any trust, tax shelter or other entity established for bona fide estate or tax planning purposes of such Member (or, if such Member is not a natural person, the ultimate beneficial owner of such Member) or any member of such Member's (or, if such Member is not a natural person, the ultimate beneficial owner of such Member) immediate family, or any Affiliate, or (iii) a Transfer to Mr. Qian Zhaohua or an entity wholly-owned by Mr. Qian Zhaohua (each, a "Permitted Transferee"); provided, however, that any Permitted Transferee, simultaneously with such Transfer, agrees in writing to be bound as a Member by all of the provisions of these Articles, provided, further, that if any Permitted Transferee to whom any Shares have been transferred ceases to be a Permitted Transferee of the transferring Member, such Shares shall be transferred back to the transferring Member immediately prior to the time such person ceases to be a Permitted Transferee of such transferring Member. In addition to any Transfers pursuant to clauses
          (i), (ii) and (iii) of this Article 16.1.1, prior to a Qualifying IPO, Brothers Capital may Transfer Ordinary Shares, not to exceed in the aggregate 20% of the Ordinary Shares outstanding immediately following the Closing, in one or more Transfers. Any Transfer or Transfers in accordance with the preceding sentence may be made without complying with Articles 16.2 or 16.3.

     16.1.2 Prior to the end of the Restricted Period, no Investor shall Transfer any Shares now owned or hereafter acquired by it to any person, other than (i) a Transfer made pursuant to Article 16.2 or 16.3, (ii) a Transfer to a Permitted Transferee or (iii) a Transfer made pursuant to Article 26 ("Mandatory Redemption"). Notwithstanding anything to the contrary in these Articles, no Investor shall, and each Investor shall cause any Permitted Transferee not to, Transfer any Shares now owned or hereafter acquired by it to any direct or indirect competitor of the Company or any of its Subsidiaries.

16.2 Rights of First Refusal.

     16.2.1 Brothers Capital hereby grants to each of the Investors, and each of the Investors hereby grants to Brothers Capital, a right of first refusal (the "Right of First Refusal") with respect to sales during the Restricted Period by such granting Member (an "Offering Member") of Shares now owned or hereafter acquired by it. During the Restricted Period, each time that an Offering Member proposes to Transfer all or part of its Shares to any other person (the "Proposed Transferee"), such Offering Member shall, prior to consummating any such Transfer, give written notice (the "Offer Notice") to each of the Members entitled to the Right of First Refusal (the "Offeree Members") in accordance with the following provisions.

     16.2.2 The Offering Member shall deliver an Offer Notice to each of the Offeree Members stating (i) that the Offering Member has received a binding offer from the Proposed Transferee(s), (ii) the number and description of the Shares proposed to be transferred pursuant to the binding offer from the Proposed Transferee(s), (iii) the proposed price and terms and conditions upon which each Proposed Transferee offers to purchase such Shares, (iv) the name and address of each Proposed Transferee, and (v) an offer to sell to the Offeree Members such Shares set forth in the Offer Notice at the same price per Share and on the same terms and conditions as offered by the Proposed Transferee(s). The Offer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

     16.2.3 By delivering a written notification to the Offering Member within 15 calendar days after receipt of the Offer Notice (the "Exercise Period"), each Offeree Member may elect to purchase, at the price and on the terms and conditions specified in the Offer Notice, up to its percentage share of the total number of Shares proposed to be transferred as specified in the Offer Notice, which shall be equal to the number of such Shares, multiplied by a fraction, the numerator of which shall be the number of Shares (on an as-converted basis) then owned by such Offeree Member and the denominator of which shall be the total number of Shares (on an as-converted basis) then owned by all of the Offeree Members. The Offering Member shall promptly, in writing, inform each Offeree Member that elects to purchase all the Shares available to it (a "Fully-Exercising Member") of any other Offeree Member's failure to do likewise. During the five-day period commencing after such information is given, each Fully-Exercising Member may elect to purchase up to its share of any unsubscribed Shares, which shall be equal to the number of such unsubscribed Shares multiplied by a fraction, the numerator of which shall be the number of Shares (on an as-converted basis) then owned by such Fully-Exercising Member and the denominator of which shall be the total number of Shares (on an as-converted basis) then owned by all of the Fully-Exercising Members. The Offering Member shall repeat the process set forth in the immediately preceding two sentences until there remains either (i) no unsubscribed Shares, or (ii) no Fully-Exercising Member electing to purchase its proportionate share of the unsubscribed Shares during such five-day period.

     16.2.4 If all Shares that the Offeree Members are entitled to purchase pursuant to this Article 16.2 are not elected to be purchased as provided in Article 16.2.3, the Offering Member may, subject to the Co-Sale Rights (as defined below) provided in Article 16.3, during the 90-day period following the expiration of the last offering period provided in Article 16.2.3, sell the remaining unsubscribed portion of such Shares to the Proposed Transferee(s) at a price not less than, and upon terms and conditions no more favorable to the Proposed Transferee(s) than, those specified in the Offer Notice. If the Offering Member does not sell the Shares within such 90-day period, the Right of First Refusal provided hereunder shall be deemed to be revived and such Shares may not be offered unless first reoffered to the Offeree Members in accordance herewith.

     16.2.5 Valuation of Property.

          (a) Should the purchase price offered by the Proposed Transferee(s) as specified in the Offer Notice be payable in property other than cash or cancellation of existing indebtedness, the Offeree Members shall have the right to pay the purchase price in cash, with such payment to be equal in amount to the fair market value of such property.

          (b) If the Offering Member and the Offeree Members cannot agree on the fair market value of such property within 10 days after the receipt of the Offer Notice by the Offeree Members, the valuation shall be made by an appraiser of internationally recognized standing jointly selected by the Offering Member and the majority in interest of the Offeree Members, if any, exercising their Right of First Refusal (voting together on an as-converted basis) within 15 days after the receipt of the Offer Notice by the Offeree Members, or, if they cannot agree on an appraiser within 15 days after the receipt of the Offer Notice by the Offeree Members, each shall select an appraiser of internationally recognized standing and the two appraisers shall designate an additional appraiser of internationally recognized standing, who shall make the valuation within 30 days after the receipt of the Offer Notice by the Offeree Members, and whose appraisal shall be determinative of such value.

          (c) The cost of such appraisal shall be borne 50% by the Offering Member and 50% by the Offeree Members, with that portion of the cost borne by the Offeree Members to be borne pro rata by each, based on the number of offered Shares (on an as-converted basis) such Offeree Member has elected to purchase pursuant to this
               Article 16.2.

          (d) If the value of the purchase price offered by the Proposed Transferee(s) and specified in the Offer Notice is not determined within the Exercise Period specified in Article 16.2.3, the Exercise Period shall be extended to the 10th day following the date the appraisal is made pursuant to this Article 16.2.

16.3 Co-Sale Rights.

     16.3.1 Brothers Capital hereby grants to each of the Investors, and each of the Investors hereby grants to Brothers Capital, a right of co-sale (the "Co-Sale Right") with respect to sales during the Restricted Period by such granting Member (a "Proposed Transferor") of Shares now owned or hereafter acquired by it. During the Restricted Period, if any Proposed Transferor proposes to Transfer any Shares now owned or hereafter acquired by it to any Proposed Transferee in any transaction after complying with Article 16.2, to the extent the Offeree Members do not exercise their Rights of First Refusal as to all of the Shares offered pursuant to Article 16.2, each Member entitled to the Co-Sale Right (a "Co-Seller") shall have the right to sell to the Proposed Transferee, at the same price per Share and upon the same terms and conditions as the Transfer by the Proposed Transferor, up to the number of whole Shares that is equal to the number derived by multiplying (i) the aggregate number of Shares (on an as-converted basis) to be acquired by the Proposed Transferee in the Transfer by
          (ii) a fraction, the numerator of which is the aggregate number of Shares (on an as-converted basis) held by such Co-Seller, and the denominator of which is the aggregate number of Shares (on an as-converted basis) held by the Proposed Transferor plus the aggregate number of Shares (on an as-converted basis) held by all Co-Sellers. The Proposed Transferor shall notify all Co-Sellers in writing of each such proposed Transfer promptly following the expiration of the last offering period provided in Article 16.2.3. Such notice (the "Transfer Notice") shall set forth: (w) the description and number of Shares proposed to be transferred, (x) the name and address of each Proposed Transferee, (y) the proposed amount of consideration and terms and conditions offered by each Proposed Transferee, and (z) that the Proposed Transferee has been informed of the Co-Sale Right provided for in this Article 16.3 and has agreed to purchase the Shares in accordance with the terms hereof. Each Member of then currently convertible, exchangeable or exercisable rights to acquire Shares shall be given an opportunity to exercise such rights prior to the consummation of any proposed Transfer subject to the terms of this
          Article 16.3 and participate in such Transfer as a Member.

     16.3.2 The Co-Sale Right may be exercised by a Co-Seller by delivery of a written notice to the Proposed Transferor (the "Co-Sale Notice") within 15 days following its receipt of the Transfer Notice (the "Co-Sale Period"). The Co-Sale Notice shall state the number and description of Shares that such Co-Seller proposes to include in such Transfer to the Proposed Transferee determined as aforesaid. If the Proposed Transferee does not purchase Shares from such Co-Seller at the same price and on the same terms and conditions as purchases from the Proposed Transferor, then the Proposed Transferor shall not be permitted to Transfer any Shares to the Proposed Transferee in the proposed Transfer unless and until, simultaneously with such Transfer, the Proposed Transferor shall purchase from such Co-Seller such Shares that such Co-Seller would otherwise be entitled to sell to the Proposed Transferee pursuant to its Co-Sale Rights for the same consideration and on the same terms and conditions as the Transfer described in the Transfer Notice.

     16.3.3 At the expiration of the Co-Sale Period, the Proposed Transferor shall have the right to transfer to the Proposed Transferee(s) the number of Shares proposed to be transferred, less the number of Shares to be sold by the Co-Seller(s) pursuant to the Co-sale Notice(s), on terms and conditions no more favorable to the Proposed Transferor than those stated in the Transfer Notice specified in Article 16.3.1. If such Transfer is not consummated within the 90-day period provided in
          Article 16.2.4, any Shares that continue to be held by the Proposed Transferor after such period shall again be subject to the provisions of this Article 16.3.

     16.3.4 The share certificate or certificates and instruments of transfer of each participating Co-Seller shall be transferred to the Proposed Transferee in consummation of the sale of the Shares pursuant to the terms and conditions specified in the Transfer Notice and the agreement for the Transfer of the Shares, and the Proposed Transferee shall concurrently therewith remit to each such Co-Seller that portion of the sale proceeds to which such Co-Seller is entitled by reason of its participation in such sale. The Company shall be obliged to register the transfer upon delivery by the Proposed Transferee of the relevant share certificate or certificates and instruments of transfer.

16.4 Excluded Transactions.

     16.4.1 Anything to the contrary herein notwithstanding, the provisions of Articles 16.2 and 16.3 shall not apply to (i) Transfers pursuant to a Qualifying IPO, (ii) Transfers by any Member to any of its Permitted Transferees that agrees in writing to be bound as a Member by all of the provisions of these Articles, provided, however, that if any Permitted Transferee to whom any Shares have been transferred ceases to be a Permitted Transferee of the transferring Member, such Shares shall be transferred back to the transferring Member immediately prior to the time such person ceases to be a Permitted Transferee of such transferring Member, or (iii) in the case of the Investors, Transfers pursuant to the Investors' exercise of their Redemption Rights under
          Article 26 ("Mandatory Redemption").

16.5 Lock-up Agreements.

     16.5.1 Each Member (including the Investors) hereby agrees that it will not, for a period of 180 days following the date of the closing of the Company's Qualifying IPO, Transfer any Shares now owned or hereafter acquired by it to any person.

     16.5.2 Each of the Company and the Members hereby agrees that it will comply with a reasonable lock-up period as may be determined in good faith by the lead underwriter(s) in the Qualifying IPO.

     16.5.3 This Article 16.5 shall not apply to (x) any Transfer by a Member to a Permitted Transferee of such Member or (y) the sale of any Shares by the Company or a Member to an underwriter pursuant to an underwriting agreement in connection with the Company's Qualifying IPO. In addition, this Article 16.5 shall not apply to Transfers by the Company (A) in connection with registrations on Form F-4 or S-8 or any successor or similar forms thereto, (B) in connection with registrations for the offer and sale to employees pursuant to any employee stock plan or other employee benefit plan arrangement as unanimously approved by the Board of Directors and (C) of securities to be issued solely in an acquisition or business combination. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters for the Qualifying IPO shall apply to all Members subject to such agreements pro rata based on the number of Shares subject to such agreements.

16.6 Preemptive Rights.

     16.6.1 The Company hereby grants to the Investors a preemptive right (the "Preemptive Right") with respect to future sales by the Company of its Shares or other voting securities during the Restricted Period. Each time during the Restricted Period that the Company proposes to offer any Shares or other voting securities, the Company shall first make an offering of such Shares or other securities to the Investors in accordance with the following provisions:

          (a) Sale Notice. The Company shall deliver to the Investors a notice stating its bona fide intention to offer such Shares or other voting securities, the description and number of such Shares or other voting securities to be offered, the full description thereof and the price and terms and conditions upon which it proposes to offer such Shares or other voting securities (the "Sale Notice").

          (b) Exercise of Preemptive Rights. Within 15 calendar days after receipt of the Sale Notice, by written notification to the Company, each Investor may elect to purchase, at the price and on the terms and conditions specified in the Sale Notice, up to such electing Investor's share of the Shares or other voting securities offered, which shall be equal to such number of Shares or other voting securities multiplied by a fraction, the numerator of which shall be the number of Ordinary Shares (on an as-converted basis) then owned by such electing Investor and the denominator of which shall be the total number of Ordinary Shares (on an as-converted basis) then issued and outstanding.

          (c) Non-Exercise. If an Investor does not elect to obtain all Shares or other voting securities that such Investor is entitled to obtain pursuant to Article paragraph (b) above, the Company may, during the 90-day period following the expiration of the period provided in paragraph (b) above, offer the remaining unsubscribed portion of such Shares or other voting securities to any person at a price not less than, and upon terms and conditions no more favorable to the offeree than those specified in the Sale Notice. If the Company does not enter into an agreement for the sale of such Shares or other voting securities within such period, or if such sale is not consummated within 90 days of the execution of such agreement, the Preemptive Right provided hereunder shall be deemed to be revived and such Shares or other voting securities shall not be offered unless first reoffered to the Investors in accordance with this Article 16.6.

          (d) Excluded Transactions. The Preemptive Right in this Article 16.6 shall not be applicable to the issuance of (i) securities issued pursuant to a Qualifying IPO; (ii) options to purchase Ordinary Shares (and any Ordinary Shares issued upon the exercise thereof), share appreciation rights, dividend equivalent rights, restricted shares, restricted share units, share payments and deferred shares to officers, directors and employees of the Company, pursuant to share incentive plans designated and approved by the Board of Directors; (iii) Ordinary

               Shares issued as a dividend or distributed with respect to, or upon conversion of, the Preferred Shares; (iv) Ordinary Shares issued in connection with any merger or acquisition transaction approved by the Board of Directors; (v) future issuances in connection with the establishment of a strategic business relationship approved by the Board of Directors; (vi) Preferred Shares issued pursuant to the Share Purchase Agreement and (vii) the issuance of any equity or equity-linked securities (or any instruments convertible into or exchangeable for any such securities) not to exceed in the aggregate 20% of the Ordinary Shares outstanding (on an as-converted basis) immediately following the Closing.

          (e) Limitations. The Preemptive Right in this Article 16.6 shall terminate at the earlier of (i) the occurrence of a Qualifying IPO, or (ii) when the Investors cease to own Shares representing, in the aggregate, at least 25% of the Shares purchased by the Investors pursuant to the Share Purchase Agreement.

                               AUTHORIZED CAPITAL

17 The authorized capital of the Company is US$50,000, divided into 49,990,000 Ordinary Shares of par value of US$0.001 each and 10,000 Preferred Shares of par value of US$0.001 each.

                           CLASS AND NUMBER OF SHARES

18 The share capital of the Company is made up of two classes of shares, divided into 49,990,000 Ordinary Shares, and 10,000 Preferred Shares.

                       PREFERENCES OF THE PREFERRED SHARES

19   Preference Dividend.

19.1 The holders of each Preferred Share shall be entitled to receive cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (whether in cash, in property or in shares of the capital of the Company) on the Ordinary Shares other than a dividend pursuant to Article 130 ("Certain Dividends"), at the rate of 8% of the Per New Share Purchase Price (as adjusted for any share dividends, combinations or splits with respect to such shares) per annum payable in U.S. dollars no later than March 31 of the year following the calendar year that such dividends accrue, provided, that if a Qualifying IPO occurs before July 31, 2008, then such Preferred Shares shall not be entitled to such 8% annual dividend. If a Qualifying IPO occurs after July 31, 2008 then such Preferred Shares shall entitled to such 8% annual dividend from and after such date. No dividend, whether in cash, in property or in shares of the capital of the Company, other than a dividend pursuant to Article 130 ("Certain Dividends"), shall be declared or paid on any Ordinary Shares unless and until all accrued dividends have been paid in full on the Preferred Shares.

20   Liquidation.

20.1 Upon the occurrence of a Liquidation Event, redemption payments or liquidation distributions to the Members of the Company shall be made in the following manner to the extent permitted by Cayman Islands law:

     20.1.1 Each holder of Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares, an amount per Preferred Share then held by such holder equal to (i) the Per New Share Purchase Price (as adjusted for share dividends, splits, combinations and recapitalizations), plus (ii) an amount equal to all accrued but unpaid dividends on such Shares.

     20.1.2 After payments described in 20.1.1 have been made to the holders of the Preferred Shares in full, the remaining assets and funds of the Company available for distribution to Members shall be distributed ratably among all of the holders of Ordinary Shares.

21   Voting Rights.

21.1 At any general meeting of the Company, the holder of each Preferred Share shall be entitled to the number of votes, in respect of such Share, equal to the number of Ordinary Shares into which such Preferred Share could be converted at the record date for determination of the Members entitled to vote at such general meeting, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited.

22   Conversion.

22.1 Right to Convert. Immediately after the Closing and subject to Articles
     22.3 and 22.4, each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for such Preferred Share, into one fully-paid and non-assessable Ordinary Share.

22.2 Automatic Conversion. Each Preferred Share shall automatically be converted into one fully-paid and non-assessable Ordinary Share upon a Qualifying IPO, subject to the adjustment provided in Articles 22.3 and 22.4. Conversion of the Preferred Shares under this Article shall be effected in such manner as the Directors of the Company shall from time to time determine. Without prejudice to the generality of the foregoing, any of the Preferred Shares to be converted under this Article may be effected by redemption or repurchase of such Preferred Shares out of (A) the capital paid up on such Preferred Shares or (B) the funds of the Company which would otherwise be available for dividend or distribution or (C) the proceeds of a fresh issue of shares made for the purpose, or any combination of (A), (B) and/or (C), with the proceeds of redemption or repurchase thereof applied as payment in full for the subscription of the relevant number of Ordinary Shares.

22.3 Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Ordinary Shares. In the event the number of outstanding Ordinary Shares shall be increased by a share dividend payable in Ordinary Shares, subdivision, or other similar transaction occurring after the Closing, into a greater number of Ordinary Shares, the Ordinary Shares issuable upon conversion of Preferred Shares then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage increase in the outstanding number of Ordinary Shares. In the event the number of outstanding Ordinary Shares shall be decreased by a combination, consolidation, or other similar transaction occurring after the Closing into a lesser number of Ordinary Shares, the Ordinary Shares issuable upon conversion of Preferred Shares then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage decrease in the outstanding number of Ordinary Shares.

22.4 Adjustments on Issuance of Additional Shares. Notwithstanding the foregoing and without prejudice to the generality of Article 27 ("Protective Provisions"), if the Company shall issue any Additional Shares at a subscription price per Ordinary Share (on an as-converted basis) less than the Preferred Share Conversion Price (such Preferred Share Conversion Price is initially equal to the Per New Share Purchase Price, thereafter, as adjusted from time to time), in effect on the date of and immediately prior to such issuance, the Preferred Share Conversion Price, shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) to be determined as set forth below. The mathematical formula for determining the adjusted Preferred Share Conversion Price is as follows and is subject to the more detailed textual description set forth thereafter:

               AP = OP * (OS + (NP/OP))/(OS + NS)

               WHERE:

               AP = adjusted Preferred Share Conversion Price

               OP = old Preferred Share Conversion Price

               OS = the number of outstanding Ordinary Shares immediately before the Additional Shares are issued or sold

               NP = the total consideration received for the issuance or sale of Additional Shares

               NS = the number of Additional Shares issued or sold

               The newly adjusted Preferred Share Conversion Price shall be an amount equal to the price determined by multiplying the old Preferred Share Conversion Price, by a fraction:

               (i) the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Ordinary Shares that the aggregate consideration received by the Company for the total number of Additional Shares would purchase at the old Preferred Share Conversion Price; and

               (ii) the denominator of which shall be the sum of the number of
                    Ordinary Shares outstanding immediately prior to such issuance plus the number of such Additional Shares so issued;

                       REDEMPTION AND REPURCHASE OF SHARES

23 Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of the Shares.

24 Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.

25 The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

26   Mandatory Redemption.

26.1 If for any reason the Company has not completed a Qualifying IPO on or prior to December 31, 2008, the Investors (and/or any of its Affiliates who acquired the Shares from the Investors after the Closing in accordance with the Shareholders Agreement), acting jointly, shall have the right at any time to require the Company to redeem all of the Shares the Investor subscribed for and purchased pursuant to the Share Purchase Agreement and any Ordinary Shares issued upon conversion of the Preferred Shares by delivering a written notice to the Company.

26.2 The Investors' right to exercise the redemption right with respect to this
     Article 26 shall terminate 90 days following December 31, 2008. Within 10 days after the delivery of the notice described above, the Investors may, upon written notice to the Company, withdraw and rescind such notice, whereupon the Investors' and/or their Affiliates' redemption right described above shall be deemed not to have been exercised.

26.3 The aggregate redemption purchase price shall be equal to (i) 100% of the purchase price paid by the Investors to both the Company and Brothers Capital pursuant to the Share Purchase Agreement plus (ii) an amount equal to all accrued but unpaid dividends on all such Shares, provided that the redemption price shall be ratably reduced to take account of any previous transfers by the Investors in accordance with Articles 14, 15 and 16 hereof.

                                    COVENANTS

27   Protective Provisions.

27.1 Subject to Article 27.2 and applicable laws, the Company shall not take and shall prevent its Subsidiaries from taking, and each Member shall take all such action as a shareholder of the Company necessary to prevent the Company and its Subsidiaries from taking, any of the following actions or any action directly or indirectly in furtherance of any of the following actions, in each case unless such action is approved by the Investors:

     27.1.1 any amendment of the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws and any charter, partnership agreements, joint venture agreement or other organizational documents (together, "Organizational Documents") of any of the Company's Subsidiaries that will adversely affect the rights of the Investors, any material change in the purposes of the establishment or business scope of the Company or any of its Subsidiaries, or any change in the place of incorporation of the Company or any of its Subsidiaries;

     27.1.2 any merger, consolidation, business combination, spin-off or recapitalization of the Company or any of its Subsidiaries, or the sale or lease of all or substantially all of the assets of the Company or any of its Subsidiaries, in one transaction or a series of transactions;

     27.1.3 the liquidation, dissolution or winding up of, or the suspension of payments or assignment to creditors by any of the Company's Subsidiaries;

     27.1.4 any filing of a voluntary petition in bankruptcy or commencement of a voluntary legal procedure for reorganization, arrangement, adjustment, relief or composition of indebtedness, the consent to the entry of an order for relief in an involuntary case or the application for or consent to the appointment of a receiver, liquidator, assignee, custodian or trustee or similar official of the Company or any of its Subsidiaries;

     27.1.5 any change in the share capital of any of the Company's Subsidiaries, or the authorization, issuance, sale or entering into of any agreement related to the issuance of any equity or equity-linked securities (or any instruments convertible into or exchangeable for any such securities, or any options, rights or warrants to acquire any such securities or instruments) of any of the Company's Subsidiaries, or the amendment of any term of any equity securities of any of the Company's Subsidiaries;

     27.1.6 any sale, transfer, pledge or disposition, in one transaction or a series of transactions, by the Company of any capital shares or other equity interests of any of its Subsidiaries;

     27.1.7 any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any of its securities;

     27.1.8 any payment or declaration of any distribution or dividend on or with respect to any capital shares or other equity interests of the Company or any of its Subsidiaries, except pursuant to Article 130 ("Certain Dividends");

     27.1.9 except for arrangements with Taiyuan Relord Enterprise Development Group Co., Ltd. (chinese characters) relating to seedlings, any transaction or a series of related transactions or a series of related transactions exceeding US$50,000 in any 12-month period between the Company or any of its Subsidiaries on the one hand, and any employee, officer, director or equityholder of the Company or any of its Subsidiaries, or any member of his or her immediate family, or any Affiliate of an equityholder of the Company or any Subsidiary on the other, except for compensatory transactions approved by the Board of Directors;

     27.1.10 any purchase by the Company or any of its Subsidiaries of the capital stock of any corporation, the voting interest in any partnership, joint venture or other entity, or material assets of another entity, or the making of any loan or advance to any such entity, unless the total consideration (including cash, equity issued and debt assumed) to be paid by the Company or its Subsidiaries does not exceed US$3,000,000;

     27.1.11 other than in the ordinary course of business, any sale, transfer, pledge or disposition of, in one transaction or a series of related transactions, any assets of the Company or any of its Subsidiaries exceeding US$1,000,000;

     27.1.12 other than in the ordinary course of business, any creation, assumption or incurrence of any Encumbrance on the assets of the Company or any of its Subsidiaries in one transaction or a series of related transactions with a value in excess of US$1,000,000;

     27.1.13 the sale, transfer, assignment, pledge or disposition of, in one transaction or a series of related transactions, any material permit or license used in the businesses of the Company or any of its Subsidiaries;

     27.1.14 any incurrence, creation or guarantee or the entering into of any agreement for the incurrence, creation or guarantee, in one transaction or a series of related transactions, by the Company or any of its Subsidiaries of any long-term or short-term indebtedness, obligations or liabilities (but excluding from the foregoing any trade debts) which individually or in the aggregate exceeds US$1,000,000, or the entering into of any off-balance sheet transaction by the Company or any of its Subsidiaries, or the amendment of any material term of such indebtedness, obligations or liabilities or off-balance sheet transactions in a manner adverse to the Company or any of its Subsidiaries;

     27.1.15 any change in the Company's or any of its Subsidiaries' fiscal year, accounting method or accounting practices, except such changes as are necessary to comply with changes to the generally accepted accounting principles adopted by the Company or such Subsidiary;

     27.1.16 the establishment of the annual budgets of the Company and any of its Subsidiaries, and any capital expenditure not provided for in such budgets in excess of US$1,000,000;

     27.1.17 the selection or change of the Company's independent accountants;
          or

     27.1.18 any matter related to the Company's initial public offering, including (i) the choice of the listing venue, provided that the Investors hereby consent to the selection of the New York Stock Exchange or the Nasdaq Stock Market as the listing venue, and (ii) the selection of underwriters, which shall be made by the Company but which shall be reasonably acceptable to the Investors.

27.2 The rights of the Investors provided in Articles 27 and 97 ("Appointment and Removal of Directors") and shall terminate at the earlier of (i) the occurrence of a Qualifying IPO, or (ii) when the Investors cease to own Shares representing, in the aggregate, at least 50% of the Shares purchased by the Investors pursuant to the Share Purchase Agreement.

                          VARIATION OF RIGHTS OF SHARES

28 If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, subject to the provisions of Article 27 ("Protective Provisions"), whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-quarters of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.

29 The provisions of these Articles relating to general meetings shall apply to every class meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

30 The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

                          COMMISSION ON SALE OF SHARES

31 The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

                            NON RECOGNITION OF TRUSTS

32 The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

                                 LIEN ON SHARES

33 The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

34 The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been given to the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

35 To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under these Articles.

36 The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

                                 CALL ON SHARES

37 Subject to the terms of the allotment the Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

38 A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

39 The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

40 If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

41 An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

42 The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

43 The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

44 No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend declared in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

                              FORFEITURE OF SHARES

45 If a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days notice requiring payment of the amount unpaid together with any interest, which may have accrued. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

46 If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

47 A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

48 A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

49 A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

50 The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

                             TRANSMISSION OF SHARES

51 If a Member dies the survivor or survivors where he was a joint holder, and his legal personal representatives where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share, which had been jointly held by him.

52 Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some person nominated by him as the transferee. If he elects to become the holder he shall give notice to the Company to that effect, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy, as the case may be.

53 If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

54 A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same Dividends and other advantages to which he would be entitled if he were the registered holder of the Share. However, he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share. If the notice is not complied with within ninety days the Directors may thereafter withhold payment of all Dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

 AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

55 Subject to Article 27 ("Protective Provisions"), the Company may by Ordinary Resolution:

55.1 increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

55.2 consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

55.3 by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

55.4 cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

56 All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

57 Subject to the provisions of the Statute, and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

57.1 change its name;

57.2 alter or add to these Articles;

57.3 alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

57.4 reduce its share capital and any capital redemption reserve fund.

                                REGISTERED OFFICE

58 Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

                                GENERAL MEETINGS

59 All general meetings other than annual general meetings shall be called extraordinary general meetings.

60 The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

61 The Company may hold an annual general meeting, but shall not (unless required by Statute) be obliged to hold an annual general meeting.

62 The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

63 A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten per cent. in par value of the capital of the Company which as at that date carries the right of voting at general meetings of the Company.

64 The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

65 If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

66 A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

                           NOTICE OF GENERAL MEETINGS

67 At least five days' notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

67.1 in the case of an annual general meeting, by all the Members (or their proxies) entitled to attend and vote thereat; and

67.2 in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety five per cent. in par value of the Shares giving that right.

68 The accidental omission to give notice of a general meeting to, or the non receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings of that meeting.

                         PROCEEDINGS AT GENERAL MEETINGS

69 No business shall be transacted at any general meeting unless a quorum is present. Two Members being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Member entitled to vote at such general meeting in which case the quorum shall be that one Member present in person or by proxy or (in the case of a corporation or other non-natural person) by a duly authorised representative or proxy.

70 A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

71 A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

72 If a quorum is not present within half an hour from the time appointed for the meeting or if during such a meeting a quorum ceases to be present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

73 The chairman, if any, of the board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

74 If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be chairman of the meeting.

75 The chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice.

76   A resolution put to the vote of the meeting shall be decided on a poll.

77 A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

78 Subject to Article 27 ("Protective Provisions"), in the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

                                VOTES OF MEMBERS

79 Subject to Article 21 ("Voting Rights"), on a poll every Member shall have one vote for every Share of which he is the holder.

80 In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

81 A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

82 No person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class of Shares unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

83 No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

84 Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.

85 A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

                                     PROXIES

86 The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

87 The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company

87.1 not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

87.2 in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

87.3 where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

     provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

88 The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

89 Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

                                CORPORATE MEMBERS

90 Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

                          SHARES THAT MAY NOT BE VOTED

91 Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

                                    DIRECTORS

92 There shall be a board of Directors consisting of seven Directors (exclusive of alternate Directors)and, subject to Article 97 ("Appointment and Removal of Directors"), the Company may from time to time by Ordinary Resolution increase or reduce the limits in the number of Directors.

                               POWERS OF DIRECTORS

93 Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

94 All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

95 The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

96 Subject to Article 27 ("Protective Provisions"), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

                      APPOINTMENT AND REMOVAL OF DIRECTORS

97   Appointment and Removal of Directors.

97.1 Each Member agrees that it will vote, or cause to be voted, all Shares and other voting securities of the Company now owned or hereafter acquired by it so as to elect to the Board of Directors five designees nominated by Brothers Capital, and one designee nominated by the Investors. The Investors shall also have the right to nominate one independent director, subject to the approval by the Board of Directors.

97.2 If any of Brothers Capital or the Investors shall notify the other Members of its decision to remove one or more of its designated designees, each Member shall vote all of the Shares and other voting securities of the Company owned or held of record by it so as to remove such Director or Directors. Except as provided in the immediately preceding sentence, no Director designated by any of Brothers Capital or the Investors shall be removed from the Board of Directors unless the designating party of such Director consents to such removal.

97.3 If a Brothers Capital designee or the Investor designee shall cease to serve on the Board of Directors (whether by reason of death, resignation, removal or otherwise), the party that designated such Director shall be entitled to designate a successor Director, nominated in accordance with this Article, to fill the vacancy created thereby. Each Member shall vote all of the Shares and other voting securities of the Company owned or held of record by it so as to elect such designee as a Director.

97.4 One nominee of the Investors (the "Observer"), nominated by the Investors shall be entitled to attend and observe, in a non-voting capacity, all meetings of the Board of Directors and any committee thereof, and shall receive notice of all such meetings as if the Observer were a Director of the Company, or a member of such committee, as applicable.

                         VACATION OF OFFICE OF DIRECTOR

98   The office of a Director shall be vacated if:

98.1 he gives notice in writing to the Company that he resigns the office of Director; or

98.2 if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or

98.3 if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

98.4 if he is found to be or becomes of unsound mind; or

98.5 if all the other Directors of the Company (being not less than two in number) resolve that he should be removed as a Director.

                            PROCEEDINGS OF DIRECTORS

99 The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be four if there are four or more Directors, three if there are three or more Directors, two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.

100 Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

101 A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

102 A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of Directors (an alternate Director being entitled to sign such a resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

103 A Director or alternate Director may, or other officer of the Company on the requisition of a Director or alternate Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held.

104 The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

105 The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

106 All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

107 A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

                              PRESUMPTION OF ASSENT

108 A Director of the Company who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

                              DIRECTORS' INTERESTS

109 A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

110 A Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

111 A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

112 In addition to further restrictions set forth in these Articles (including but not limited to Article 97 ("Appointment and Removal of Directors")), no person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company


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     in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

113 A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

                                     MINUTES

114 The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of Directors including the names of the Directors or alternate Directors present at each meeting.

                         DELEGATION OF DIRECTORS' POWERS

115 The Directors may delegate any of their powers to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

116 The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees or local boards. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.


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117  The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

118 The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

119 The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer may be removed by resolution of the Directors or Members.

                               ALTERNATE DIRECTORS

120 Any Director (other than an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

121 An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, and generally to perform all the functions of his appointor as a Director in his absence.

122 An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

123 Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

124 An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

                             NO MINIMUM SHAREHOLDING

125  No Directors are required to hold Shares.


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                            REMUNERATION OF DIRECTORS

126 The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

127 The Directors may by resolution approve additional remuneration to any Director for any services other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

                                      SEAL

128 The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

129 The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

130 A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

                      DIVIDENDS, DISTRIBUTIONS AND RESERVE

131 Subject to the Statute and Articles 19 ("Preference Dividend") and 27 ("Protective Provisions"), the Directors may declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

132 Subject to Articles 19 ("Preference Dividend") and 133 ("Certain Dividends"), the holders of Ordinary Shares and Preferred Shares shall be entitled to receive dividends when and as declared by the Board of Directors.

133  Certain Dividends.


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

133.1 To the extent any Pre-Closing Retained Earnings have not been distributed to the Eligible Ordinary Shareholders as of the Closing, the Company may, after the Closing, distribute such undistributed Pre-Closing Retained Earnings to the Eligible Ordinary Shareholders, by way of one or more interim dividends or otherwise.

133.2 The Investors shall not be entitled to participate in, or approve or disapprove, the declaration and payment of any undistributed Pre-Closing Retained Earnings, irrespective of whether or not the Investors have converted any or all of their Preferred Shares to Ordinary Shares prior to such declaration or payment.

134 Subject to Article 132, if any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

135 The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

136 The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

137 Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

138  No Dividend or distribution shall bear interest against the Company.

139 Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.


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

                                 CAPITALISATION

140 The Directors may capitalise any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

                                BOOKS OF ACCOUNT

141 The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

142 The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

143 The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

                                      AUDIT

144 The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

145 Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.


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146  Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

                                     NOTICES

147 Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail.

148 Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

149 A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

150 Notice of every general meeting shall be given in any manner hereinbefore authorised to every person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.


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                                   WINDING UP

151 If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

152 If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

                                    INDEMNITY

153 Every Director or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or wilful default. No such Director or officer shall be liable to the Company for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or wilful default of such Director or officer. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

                                 FINANCIAL YEAR

154 Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

                         TRANSFER BY WAY OF CONTINUATION

155 If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.


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